Exhibit 10.52

@Road	47200 Bayside Parkway Fremont, CA 94538 Tel: 510.668.1638 Fax: 510.353.6021

June 14, 2005

Mr. Michael Martini

Re:                               @Road Employment

Dear Mike:

@Road is pleased to offer you the position of Senior Vice President of Finance and Chief Financial Officer. This position reports directly to me. The annual salary is $225,000 plus an annual bonus potential of $l00,000, paid on a quarterly basis. The annual bonus is based on company performance.

Should you accept this position, you will be invited to participate in a 4-year option to purchase 250,000 shares of common stock. All stock options are pursuant to our standard stock option plan and subject to board approval.

Mike, as a member of our highly-motivated senior management team at this early stage public company, you will have a great opportunity to experience interesting and challenging work, and you will enjoy the sense of accomplishment of watching the company that you’ve worked with performing in the market place. As @Road grows, you will have ample career growth opportunities with us.

@Road offers a fully-paid employee medical benefit package, a dental plan, vision plan, short term and long term disability, voluntary life insurance and a self-directed 401K plan effective on the first day of the month following your start date.

The company will establish a “double trigger” change of control agreement for you. This agreement would provide for limited acceleration of vesting (two years if employed with the Company for at least one year prior to a change of control, and one year if such employment is less than one year) if, within one year after a change of control, you are terminated without cause or not offered a comparable position. Change of control refers to an acquisition of the Company by a third party.

Your employment with the Company is at will and may be terminated by you or by the Company at any time, with or without cause. Cause shall mean 1) willful and repeated failure to comply with the lawful written directions of the Company’s Board of Directors; 2) gross negligence or willful misconduct in the performance of the duties of the Company; 3) commission of any act of fraud; or 4) conviction of a felony involving moral turpitude causing material harm to the representation of the Company in each case as determined in good faith by the Company’s Board of Directors.

For the purpose of compliance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to the Company within three (3) business days of your hire date or your employment relationship will be terminated. In addition, as a condition of your employment you will be required to sign our standard proprietary information agreement.

To indicate your acceptance of the Company’s offer, please sign and date this letter below and return it to me. Please retain the duplicate original for your records. This letter and the proprietary information agreement set forth the terms of your employment with the Company and supercede any prior representation or agreement, whether written or oral. This letter may not be modified or amended except by written agreement signed by an authorized representative of the Company and by you.

You may indicate your acceptance of this letter by signing and returning a copy of this letter by 5:00 p.m. on Thursday, June 16, 2004, at which time the offer will expire. Please fax the executed acceptance to 510.870.1201. We are all very excited about your joining @Road and look forward to building a great company together.

We look forward to receiving a favorable answer from you.

Sincerely,

Krish Panu
Chairman and Chief Executive Officer

☐ I accept this offer	Start date:

☐ I decline this offer

Date:
Michael Martini